Exhibit 4.12

AGREEMENT REGARDING AMENDED AND RESTATED COMMON STOCK PURCHASE WARRANT AND 5% CONVERTIBLE SUBORDINATED NOTE DUE 2008

This AGREEMENT REGARDING AMENDED AND RESTATED COMMON STOCK PURCHASE WARRANT AND 5% CONVERTIBLE SUBORDINATED NOTE DUE 2008 (the “Agreement”) is entered into as of the 14th day of December, 2004 (the “Effective Date”), by and between Raining Data Corporation, a Delaware corporation (the “Company”), and Astoria Capital Partners, L.P. (“Holder”).

RECITALS

WHEREAS, the Company issued Holder an Amended and Restated Common Stock Purchase Warrant, which was originally issued on December 1, 2000 and was amended and restated on April 1, 2003, exercisable for up to 1,136,555 shares of the Company’s Common Stock (the “Warrant”).

WHEREAS, on January 30, 2003, the Company issued Holder a 5% Convertible Subordinated Note Due 2008 in the principal amount of $22,139,705 (the “Note”).

WHEREAS, at various times the Company has issued to Holder PIK Notes (as defined in the Note), as evidenced by letter agreements between the Company and Holder (the “PIK Notes”), with respect to the interest payments that were due and payable under the Note and were not paid in cash.

WHEREAS, per its terms, neither the Note nor any PIK Note may be redeemed prior to January 30, 2005.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.1  Consent Regarding Redemption.  Notwithstanding anything to the contrary in the Note or the PIK Notes, each of Holder and the Company hereby consent to the redemption in part of the Note and the PIK Notes prior to January 30, 2005 in an amount equal to $2,670,904.25 (the “Redemption Amount”), which amount is equal to the aggregate Exercise Price (as defined in the Warrant) of the Warrant if such Warrant were exercised in full.  On the date hereof, Holder shall exercise the Warrant in full pursuant to Section 2 of the Warrant and shall pay the Exercise Price in cash rather than through the net exercise provisions set forth in Section 3 of the Warrant.  Immediately following receipt of such payment, the Company shall pay Holder the Redemption Amount.  The Redemption Amount shall be applied as follows:  first, to accrued and unpaid interest on the Note and PIK Notes in an amount equal to $247,128.88; second, to the principal amount of the PIK Notes in an amount equal to $1,914,165; and third, to the principal amount of the Note in an amount equal to $509,610.37 (collectively, the “Cancelled Indebtedness”).  Upon such payment of the Redemption Amount, the Cancelled Indebtedness shall no longer be outstanding and shall be extinguished.

1.2  Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

1.3  Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

1.4  Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to its principles of conflicts of law.

1.5  Effect of Agreement.  Except as set forth in this Agreement, the Warrant, Note and PIK Notes shall continue in effect in accordance with their terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

RAINING DATA CORPORATION

By:	/s/ Brian C. Bezdek

Date:	December 14, 2004

ASTORIA CAPITAL PARTNERS, L.P.

By: Astoria Capital Management, Inc., its general partner

By:	/s/ Richard W. Koe

Date:	December 14, 2004